EXHIBIT 7.8

Transactions in Class A Common Stock

(60-day period ended September 3, 2025)

Trade Date	Amount	Trade Price per Share		Buy/Sell
09/03/2025	1,250,170	$7.36	(1)	Sell
09/03/2025	1,103,035	$8.45	(2)	Sell
09/03/2025	181,285	$9.20	(3)	Sell

[1]	This transaction was executed in multiple trades at prices ranging from $6.89 to $7.85 per share. The price reported above reflects the weighted average price. The reporting persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.

[2]	This transaction was executed in multiple trades at prices ranging from $7.94 to $8.91 per share. The price reported above reflects the weighted average price. The reporting persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.

[3]	This transaction was executed in multiple trades at prices ranging from $8.99 to $9.48 per share. The price reported above reflects the weighted average price. The reporting persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.

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